Exhibit 99.3

Form of Notice of Grant of Performance Stock Unit Award	BROADCOM INC.
Under the Broadcom Inc. 2023 Inducement Plan	3421 Hillview Avenue Palo Alto, CA 94304

GRANTEE NAME:	Grant Date:
GRANTEE ID: GRANT NUMBER:	Number of Performance Stock Units:

The maximum number of shares of the Company common stock (the “Shares”) that may be issued with respect to the Performance Stock Units is        Shares.

On the grant date shown above (the “Grant Date”), Broadcom Inc., a Delaware corporation (the “Company”), granted to the grantee identified above (“you”) the number of performance stock units (the “PSUs”) shown above under the Broadcom Inc. 2023 Inducement Plan (the “Plan”).

The number of Shares issuable with respect to each Performance Period (as defined in Exhibit A) shall be determined by multiplying the Achievement Factor (as determined in accordance with Exhibit A) for such Performance Period by twenty-five percent (25%) of the total number of PSUs shown above, if you have not incurred a Termination of Services prior to the anniversary of the Grant Date immediately following the end of such Performance Period (each such anniversary, a “Vesting Date”) and subject to the terms of this Notice of Grant and the attached Performance Stock Unit Award Agreement, including the Exhibits and Annexes thereto (together, the “Agreement”), and the Plan.

By accepting this award electronically, you agree:

(1)	that the PSUs are governed by the Agreement and the Plan.

(2)	that you have received, read and understand the Agreement, the Plan and the prospectus for the Plan.

(3)
to the terms and conditions of the arbitration agreement in Exhibit C of the Agreement, which requires you to arbitrate most disputes with the Company or any subsidiary if you are an employee providing Services in the United States.

(4)	that the Company, in its sole discretion, may satisfy any withholding obligations with respect to the PSUs in accordance with Section 2.6 of the Agreement.

(5)	to accept as binding all decisions or interpretations of the Plan Administrator or its delegate with respect to the Plan or the Agreement.

(6)	to the global provisions and specific provisions for the country in which you provide Services that are in Exhibit B of the Agreement, if you provide Services outside the United States.

(7)	that you have read, understood and agree to the Company’s Insider Trading Compliance Policy and Procedures.

Capitalized terms not specifically defined in this Notice of Grant shall have the meanings specified in the Plan or the Agreement.

BROADCOM INC.
2023 INDUCEMENT PLAN

FORM OF PERFORMANCE STOCK UNIT AWARD AGREEMENT

Broadcom Inc., a Delaware corporation (the “Company”), has granted to the grantee indicated in the attached Notice of Grant (“you” or the “Participant”) an award of performance stock units (the “PSUs”) pursuant to the Broadcom Inc. 2023 Inducement Plan, as amended from time to time (the “Plan”).   The PSUs are subject to the terms and conditions set forth in this Performance Stock Unit Award Agreement, including the Exhibits and Annexes hereto (together with the Notice of Grant, the “Agreement”), and the Plan which are incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

IF YOU ARE PROVIDING SERVICES TO THE COMPANY OR A SUBSIDIARY IN A COUNTRY OTHER THAN THE UNITED STATES, BY ACCEPTING THIS AWARD: (1) YOU ACKNOWLEDGE THE NECESSARY USE AND SHARING OF YOUR RELEVANT PERSONAL DATA AS SET FORTH IN THE APPLICABLE PROVISIONS IN EXHIBIT B, AND (2) IF YOU ARE IN A COUNTRY WHERE APPLICABLE LAW REQUIRES YOUR CONSENT FOR THE USE AND SHARING OF YOUR RELEVANT PERSONAL DATA AS SET FORTH IN THE APPLICABLE PROVISIONS IN EXHIBIT B, ACCEPTING THIS AWARD CONSTITUTES SUCH VALID CONSENT.

ARTICLE I

GENERAL

1.1          Defined Terms. Capitalized terms not specifically defined in this Agreement shall have the meanings specified in the Plan or in the Notice of Grant, unless the context clearly requires otherwise.

 (a)          “Termination of Services” shall mean the time when the Participant’s Service is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where there is a simultaneous reemployment or continuing employment of Participant by the Company or any Subsidiary.  The Plan Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Services, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Services.

1.2          General.  The PSUs represent the right to receive a number of shares of Company common stock (each, a “Share”) determined in accordance with Exhibit A if and when the PSUs vest.  The PSUs shall not be treated as property or as a trust fund of any kind.

ARTICLE II

GRANT OF PERFORMANCE STOCK UNITS

2.1          Grant of PSUs.  In consideration of your commencement of Services to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Notice of Grant (the “Grant Date”), the Company granted to you the number of PSUs set forth in the Notice of Grant.

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Broadcom Inc. 2023 Inducement Plan PSU Agreement

2.2          Company’s Obligation to Pay.  Unless and until the PSUs will have vested in the manner set forth in Article II hereof, you will have no right to payment or settlement of any such PSUs.

2.3          Vesting Schedule.  Subject to Sections 2.4 and 3.12, your PSUs will vest and become nonforfeitable in accordance with the vesting schedule set forth in the Notice of Grant as long as you have not had a Termination of Services prior to the applicable Vesting Date.  Employment or Service for a portion, even a substantial portion, of any vesting period will not entitle you to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a Termination of Services.

2.4          Change in Control Treatment.  If a Change in Control occurs before the end of any Performance Period (as defined in Exhibit A), each Performance Period then in effect shall be shortened to end at such date within ten (10) days prior to the closing of the Change in Control as determined by the Plan Administrator, the Achievement Factor for each such Performance Period shall be calculated on a date occurring prior to the closing of the Change in Control, as determined by the Plan Administrator, in its sole discretion, and such PSUs will vest on the Vesting Date following the originally scheduled Performance Period related to such PSUs, with the number of Shares to be issued upon such vesting determined using the Achievement Factor calculated in accordance with this Section 2.4, subject, in each case, to you not experiencing a Termination of Services prior to the applicable Vesting Date.  For the avoidance of doubt, the PSUs shall be subject to any accelerated vesting applicable to such PSUs under any change in control plan you participate in or any change in control agreement you are party to, in each case, in accordance with the terms thereof and using the Achievement Factor determined in accordance with this Section 2.4.

2.5          Forfeiture, Termination and Cancellation upon Termination of Services.  Upon your Termination of Services prior to a Vesting Date for any or no reason, any unvested PSUs will be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and you or your beneficiary or personal representative, as the case may be, shall have no further rights hereunder.  In addition, any PSUs that do not vest in accordance with the Notice of Grant and Exhibit A will be automatically forfeited, terminated and cancelled as of the Determination Date applicable to such PSUs without payment of any consideration by the Company, and you, or your beneficiary or personal representative, as the case may be, shall have no further rights hereunder.

2.6          Payment after Vesting.

(a)          On or before the tenth (10th) day following the later of (i) the Determination Date or (ii) the Vesting Date for each Performance Period, the Company shall issue to you that number of Shares, if any, issuable with respect to such Performance Period, as determined in accordance with the Notice of Grant.  Notwithstanding the foregoing, in the event the Shares cannot be issued under Section 2.8, then the Shares shall be issued as soon as administratively practicable after the Plan Administrator determines that the Shares can again be issued in accordance with Section 2.8.  In no event will the PSUs be settled in cash.

(b)          Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require you to pay any sums required by applicable law to be withheld with respect to the PSUs, the issuance of Shares.  Such payment shall be made in the form of consideration as determined by the Company in its sole discretion, including:

(i)          Cash or check;

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Broadcom Inc. 2023 Inducement Plan PSU Agreement

(ii)          Surrender or withholding of Shares otherwise issuable under the PSUs, and having an aggregate fair market value on the date of delivery sufficient to meet the withholding obligation, as determined by the Company in its sole discretion;

(iii)        Other property acceptable to the Company in its sole discretion (including cash resulting from a transaction (a “Sell to Cover”) in which the Company, on your behalf, instructs an agent selected by the Company (the “Agent”) to sell a number of Shares issued to you sufficient to meet the withholding obligation, as determined by the Company in its sole discretion, and to remit proceeds of such sale to the Company sufficient to satisfy the withholding obligation); or

(iv)        By deduction from other compensation payable to you.

If the Company requires or permits a Sell to Cover:

(A)         You hereby appoint the Agent as your agent and direct the Agent to (1) sell on the open market at the then prevailing market price(s), on your behalf, promptly after any PSUs vest, such number of the Shares that are issued with respect to such PSUs as the Agent determines will generate sufficient proceeds to cover (x) any estimated tax, social insurance, payroll, fringe benefit or similar withholding obligations with respect to such vesting and (y) all applicable fees and commissions due to or required to be collected by the Agent with respect thereto and (2) in the Company’s discretion, apply any remaining funds to your federal tax withholding or remit such remaining funds to you.

(B)         You hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of Shares to be sold pursuant to subsection (A) above. You understand that to protect against declines in the market price of Shares, the Agent may determine to sell more than the minimum number of Shares needed to generate the required funds.

(C)         You understand that the Agent may effect sales as provided in subsection (A) above in one or more sales and that the average price for executions resulting from bunched orders will be assigned to your account.  In addition, you acknowledge that it may not be possible to sell the Shares as provided in subsection (A) above due to (1) a legal or contractual restriction applicable to the Agent, (2) a market disruption, or (3) rules governing order execution priority on the national exchange where the Shares may be traded.  In the event of the Agent’s inability to sell the Shares, you will continue to be responsible for the timely payment to the Company and/or its affiliates of all federal, state, local and non-U.S. taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in subsection (A) above.

(D)         You acknowledge that, regardless of any other term or condition of this Section 2.6(b), neither the Company nor the Agent will have any liability to you for (1) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, (2) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, or (3) any claim relating to the timing of any Sell to Cover, the price at which the Shares are sold in any Sell to Cover, or the timing of the delivery to you of any Shares following any Sell to Cover. Regardless of the Company’s or any Subsidiary’s actions in connection with tax withholding pursuant to this Agreement, you acknowledge that the ultimate responsibility for any and all tax-related items imposed on you in connection with any aspect of the PSUs and any Shares issued upon vesting of the PSUs is and remains your responsibility and liability.  Except as expressly stated herein, neither the Company nor any Subsidiary makes any commitment to structure the PSUs to reduce or eliminate your liability for tax-related items.

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Broadcom Inc. 2023 Inducement Plan PSU Agreement

(E)         You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 2.6(b).  The Agent is a third-party beneficiary of this Section 2.6(b).

This Section 2.6(b) shall survive termination of this Agreement until all tax withholding obligations arising in connection with this Award have been satisfied.

The Company shall not be obligated to deliver any Shares to you unless and until you have paid or otherwise satisfied in full the amount of all federal, state, local and non-U.S. taxes required to be withheld in connection with the grant, vesting or settlement of the PSUs.

2.7          Rights as Stockholder.  As a holder of the PSUs, you are not a stockholder of the Company and you do not have any of the rights or privileges of a stockholder of the Company, including without limitation, any dividend rights or voting rights, unless and until the Shares underlying your PSUs have been issued by the Company to you.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 3.2.

2.8          Conditions to Delivery of Shares.  The Company shall not be required to issue or deliver any Shares deliverable hereunder prior to fulfillment of all of the following conditions:

(a)          The admission of such Shares on all stock exchanges on which the Shares are then listed;

(b)          The completion of any registration or other qualification of such Shares under any state, federal or non-U.S. law or rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Plan Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)          The obtaining of any approval or other clearance from any state, federal or non-U.S. governmental agency which the Plan Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)          The receipt by the Company of full payment for such Shares, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 2.6; and

(e)          The lapse of such reasonable period of time following a Vesting Date as the Plan Administrator may from time to time establish for reasons of administrative convenience.

ARTICLE III

OTHER PROVISIONS

3.1          Administration.  The Plan Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Plan Administrator in good faith shall be final and binding upon you, the Company and all other interested persons.  No member of the Plan Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the PSUs.

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Broadcom Inc. 2023 Inducement Plan PSU Agreement

3.2          Adjustments Upon Specified Events.  In addition, upon the occurrence of certain events relating to the Shares contemplated by Section V.C or VI of Article One of the Plan (including, without limitation, an extraordinary cash dividend on such Shares), the Plan Administrator shall make  adjustments as the Plan Administrator deems appropriate in the number of PSUs then outstanding and the number and kind of securities that may be issued with respect to the PSUs.  You acknowledge that the PSUs are subject to modification and termination in certain events as provided in this Agreement and Articles One and Three of the Plan.

3.3          Grant is Not Transferable.  Your PSUs may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the PSUs, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the PSUs will terminate immediately and will become null and void.

3.4          Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to you shall be addressed to you at your last address reflected on the Company’s records, including any email address.  By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party.  Any notice to the Company shall be deemed given when actually received. Any notice given by the Company shall be deemed given when sent via email or five U.S. business days after mailing.

3.5          Governing Law; Severability.  The laws of the State of California shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.6          Conformity to Applicable Laws.  Notwithstanding anything herein to the contrary, the Plan shall be administered and the PSUs are granted only in such a manner as to conform to all applicable laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.7          Amendments, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Plan Administrator or the Board; however, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSUs in any material way without your prior written consent.

3.8          Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth in the Plan, this Agreement shall be binding on you and your heirs, executors, administrators, successors and assigns.

3.9          Not a Contract of Employment.  Nothing in this Agreement or the Plan shall be interpreted as forming an employment or service contract with the Company or any Parent or Subsidiary or as conferring upon you any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries.

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Broadcom Inc. 2023 Inducement Plan PSU Agreement

3.10          Dispute Resolution.  By accepting the PSUs, if you are an employee providing Services in the U.S., you agree to the provisions of and to be bound by the Broadcom Inc. Employment Arbitration Agreement attached as Exhibit C hereto (the “Arbitration Agreement”).  In the event you violate the Arbitration Agreement, any unvested PSUs will thereupon be cancelled for no consideration.

3.11          Entire Agreement.  The Plan, the Notice of Grant and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the PSUs.

3.12          Section 409A.  The PSUs are intended to be exempt from the application of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”).  However, notwithstanding any other provision of the Plan or this Agreement, if at any time the Plan Administrator determines that the PSUs (or any portion thereof) may be subject to Section 409A, the Plan Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Plan Administrator determines are necessary or appropriate either for the PSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

3.13          Limitation on Your Rights.  Participation in the Plan confers no rights or interests other than as provided in the Plan or this Agreement.

3.14          Additional Terms for You in Providing Services Outside the United States. To the extent you provide Services to the Company or a Subsidiary in a country other than the United States, the PSUs shall be subject to such additional or substitute terms as shall be set forth for such country in Exhibit B attached hereto.  If you relocate to one of the countries included in Exhibit B while the PSUs remain outstanding, Exhibit B, including the provisions for such country, shall apply to you and the PSUs, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan. In addition, the Company reserves the right to impose other requirements on the PSUs and the Shares issued upon vesting of the PSUs, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

3.15          Compliance with California Privacy Rights Act. To the extent that you provide Services to the Company and reside in California, this Agreement, and your acceptance of it constitutes a notice of personal information collection and use as defined by the California Consumer Privacy Act, the California Privacy Rights Act and the relevant implementing regulations (collectively, “CPRA”).  The Company does not sell or share your Data within the meaning of CPRA but collects, uses, and discloses to third parties listed in Annex 2 (collectively, “Processing”) your Data. Processing your Data is reasonably necessary and proportionate (a) for the performance of a contract to which you are a party by accepting this Award, and (b) for any disclosures to public authorities and regulators that may be necessary for compliance with a legal obligation (collectively the “Purpose”).  The entities listed in Annex 1 may hold your personal information, including your name, home address, telephone number, date of birth, social security number or other employee tax identification number, national identification number, passport number, employment history and status, salary, nationality, job title, and information about any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in your favor (the “Data”).  Such Processing will be in accordance with the January 1, 2023 Privacy Notice for California Employees which you can find at: https://ent.box.com/s/dot5bvui6vu4xcn93ozavrfjzmn3sdoh.  The Privacy Notice contains information on how you exercise your rights under CPRA. Retention of the Data will be in accordance with the Company’s Record Retention and Destruction Policy for the duration necessary to achieve the Purpose or as required by applicable law.  The Company will not retaliate against you for exercising your rights. Certain rights described in the Privacy Notice for California Employees, such as the right to limit the use of personal information or the right to delete personal information, may impact the ability of the Company to perform this Agreement.

*  *  *  *  *

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Broadcom Inc. 2023 Inducement Plan PSU Agreement

EXHIBIT A
TO BROADCOM INC.
2023 INDUCEMENT PLAN
FORM OF PERFORMANCE STOCK UNIT AWARD AGREEMENT

PERFORMANCE CRITERIA AND MEASUREMENT

1.	Definitions.

For the purposes of the charts, calculations and conditions below:

a.
“Average Market Value,” with respect to a company, shall mean the average closing trading price of a company’s shares on the principal exchange on which such shares are then traded, during the 30 consecutive calendar days ending on (and including) a specified date, as reported by the applicable principal exchange on which such company’s shares are listed or quoted, or by such other authoritative source as the Plan Administrator may determine.

b.	“Prior Achievement Sum” means [insert relevant provision if applicable].

c.	“Relative TSR” shall mean the Company’s TSR relative to the TSR of the companies that comprise the S&P 500 Index as of the last day of the Performance Period, expressed as a percentile.

d.
“TSR” means the compound annual total stockholder return of the Company (or of a company in the S&P 500 Index, as applicable), as measured by the change in the price of a Share (or the publicly traded securities of a company in the S&P 500 Index, as applicable) over the Performance Period (positive or negative), calculated based on the Average Market Value on the first day of the Performance Period as the beginning share price, and the Average Market Value on the last day of the Performance Period as the ending share price, and assuming dividends (if any) are reinvested based on the price of a Share (or the publicly traded securities of a company in the S&P 500 Index, as applicable) in accordance with the “gross” or “total” return methodology as defined by S&P Dow Jones.

2.	Performance Periods. [Insert performance period provisions].

3.
Achievement Factor.  As soon as administratively practicable, and in any event within 60 days, following the end of each Performance Period, the Plan Administrator shall determine the Relative TSR for such Performance Period and calculate the Achievement Factor (such date of determination, the “Determination Date”).  For the purposes hereof, “Achievement Factor” shall mean that factor determined under the applicable table below.  [Insert Achievement Factor provisions]

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Broadcom Inc. 2023 Inducement Plan PSU Agreement

EXHIBIT B
TO BROADCOM INC.
2023 INDUCEMENT PLAN
FORM OF PERFORMANCE STOCK UNIT AWARD AGREEMENT

ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO PARTICIPANTS PROVIDING
SERVICES OUTSIDE THE UNITED STATES

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Broadcom Inc. 2023 Inducement Plan PSU Agreement

EXHIBIT C

BROADCOM INC. EMPLOYMENT ARBITRATION AGREEMENT

Broadcom Inc., together with all direct and indirect subsidiaries of Broadcom Inc., including the Broadcom Inc. entity by which Participant is employed (collectively, the “Company”), has adopted this Employment Arbitration Agreement (the “Arbitration Agreement”) to govern all disputes between the Company and Participant except for those excluded in Section 3 below.  By agreeing to the Performance Stock Unit Award Agreement (“PSU Agreement”), Participant also agrees to be bound by this Arbitration Agreement, which is a material condition of the grant by Broadcom Inc. to Participant of the performance stock units covered by the PSU Agreement.

1.
General Intent of the Parties. Except as otherwise provided below, it is the intent of the Company and Participant that all disputes between the Company and Participant arising out of or relating to Covered Claims will, to the fullest extent permitted by law, be resolved by final and binding arbitration. The Company and Participant further intend and agree that this Arbitration Agreement is expressly made for the benefit of the parties to this Arbitration Agreement and each affiliate, subsidiary, sister company, parent, successor, and assign of the entities included within the definition of Company, as well as any present or former officer, director, agent, or employee of each of the foregoing, and that any such entities and/or persons that are not signatories to this Arbitration Agreement are intended third party beneficiaries of this Arbitration Agreement, shall be entitled to the rights and benefits of the Arbitration Agreement, and may enforce its provisions as if they were parties to the Arbitration Agreement.  This Arbitration Agreement is governed by the Federal Arbitration Act (“FAA”), 9 U.S.C. §§ 1 et seq., and evidences a transaction involving interstate commerce.

2.
Covered Claims.  “Covered Claims” include any and all disputes, claims, or controversies between the Company and Participant (or between Participant and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company), including but not limited to any claim(s) arising out of, relating to, or resulting from Participant’s employment, compensation (including equity awards or employment-related benefits), termination of employment, breach of this Arbitration Agreement, or any other employment-related dispute.  Covered Claims include, without limitation, contract claims, tort claims, common law claims and claims based on any federal, state or local law, statute, or regulation, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, and any other applicable federal or state law or regulation or local ordinance governing employment and compensation, but excluding Excluded Claims, as defined below.  Except as otherwise provided in Section 7 below, Covered Claims also include, without limitation, any disputes, claims or controversies regarding the application, interpretation, validity, and/or enforceability of this Arbitration Agreement, as well as the arbitrability of claims hereunder, which shall also be decided by an arbitrator under this Arbitration Agreement.

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3.
Excluded Claims.  Excluded Claims are not subject to arbitration under this Arbitration Agreement. “Excluded Claims” include (a) claims for unemployment, state disability insurance, and workers’ compensation benefits, (b) claims under the National Labor Relations Act, (c) claims submitted to a federal, state, or local government administrative body that an employee cannot, as a matter of law, be required to assert solely by arbitration; provided, however, that any appeal from a decision by any government administrative body shall be arbitrated pursuant to the terms of this Arbitration Agreement rather than be heard in court; and (d) to the extent Defense Federal Acquisition Regulation (DFARS) 252.222-7006 applies to the Company entity that employs Participant, any claims under Title VII of the Civil Rights Act of 1964, or any tort arising out of sexual harassment or sexual assault, including assault and battery, intentional infliction of emotional distress, false imprisonment, or negligent hiring, supervision, or retention, unless the Secretary of Defense has waived the applicability of the restrictions of paragraph (b) of DFARS 252.222-7006 in accordance with DFAR Supplement 222.7404 or Participant further consents to arbitration after the time the dispute arises.  Nothing in this Arbitration Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration.

4.
Provisional Remedies.  This Arbitration Agreement does not limit the right of the Company or Participant to seek any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect the Company’s or Participant’s rights and interests pending the outcome of an arbitration.

5.
Arbitration.  Participant and the Company agree that Covered Claims shall be resolved by final and binding arbitration pursuant to the FAA in the county in which Participant currently works or last worked for the Company.  The arbitration will be conducted by a single, neutral arbitrator in accordance with the then-current JAMS (Judicial Arbitration and Mediation Service) Employment Arbitration Rules and Procedures, which can be found at https://www.jamsadr.com under the Rules & Clauses tab or obtained by request to HRIC@broadcom.com (“JAMS Rules”), or by any other arbitration provider mutually agreed by the Company and Participant.

The arbitrator will be selected in accordance with JAMS Rules, or the selection rules of any other agreed arbitration provider.  The Company and Participant shall be entitled to discovery that is appropriate under the circumstances and adequate for the prosecution or defense of Covered Claims, which in all cases will be more than minimal discovery.  The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

6.
Enforcement.  Either the Company or Participant may bring an action in court to compel arbitration under this Arbitration Agreement, and to confirm, vacate, modify, or enforce an arbitration award, and shall be entitled to recover fees and costs to the extent permitted by applicable law.  Otherwise, except as provided in Sections 3, 4, and 7, neither the Company nor Participant shall initiate or prosecute any lawsuit or claim in any way related to any arbitrable claim, including without limitation any claim as to the application, interpretation, validity, or enforceability of this Arbitration Agreement.

7.
Governing Law.  As the Company is engaged in interstate commerce, this Arbitration Agreement shall be governed by and enforceable pursuant to the FAA.  Other than with respect to disputes regarding the arbitrability of Covered Claims or the enforcement of this Arbitration Agreement, both of which shall be governed exclusively by the FAA, the arbitrator shall apply the same substantive law to Covered Claims, with the same statutes of limitation and the same remedies, that would apply if the claims were brought in a court of law.  The arbitrator shall have the exclusive authority to resolve any dispute relating to the arbitrability of any individual claim or the enforceability of this Arbitration Agreement, with the exception of disputes concerning the applicability, interpretation, construction, or validity of the class/representative/collective action waiver described in Section 9 below, which shall be decided by a court of competent jurisdiction, and not by the arbitrator.

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8.
Costs of Arbitration.  The Company shall pay all costs unique to arbitration, including without limitation arbitration administrative fees, arbitrator compensation and expenses, and costs of any witnesses called by the arbitrator.  Unless otherwise ordered by the arbitrator under applicable law, the Company and Participant shall each bear his, her or its own expenses, such as expert witness fees and attorneys’ fees and costs.  Nothing herein shall prevent the Company or Participant from seeking a statutory or contractual award of reasonable attorneys’ fees and costs, to the extent permitted by applicable law.

9.
WAIVER OF RIGHT TO JURY TRIAL; CLASS, REPRESENTATIVE, AND COLLECTIVE ACTION WAIVER.  THE COMPANY AND PARTICIPANT UNDERSTAND AND AGREE THAT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND NOTWITHSTANDING ANY PROVISION OF THE JAMS RULES, THIS ARBITRATION AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY COVERED CLAIMS.  FURTHER, COMPANY AND PARTICIPANT EXPRESSLY INTEND AND AGREE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THAT: (A) CLASS, COLLECTIVE AND REPRESENTATIVE ACTIONS AND  PROCEDURES (INCLUDING BUT NOT LIMITED TO ACTIONS BROUGHT ON BEHALF OF OTHER INDIVIDUALS PURSUANT TO THE PRIVATE ATTORNEYS GENERAL ACT OF 2004, CALIFORNIA LABOR CODE SECTION 2698, OR SIMILAR LAW), MAY NOT BE ASSERTED AND WILL NOT APPLY IN ANY ARBITRATION CONDUCTED PURSUANT TO THIS ARBITRATION AGREEMENT OR IN ANY OTHER FORUM;  (B) NEITHER PARTY WILL ASSERT, AND EACH PARTY HEREBY WAIVES, ITS RIGHT TO PURSUE OR PARTICIPATE IN REPRESENTATIVE, CLASS, OR COLLECTIVE ACTION CLAIMS AGAINST THE OTHER IN ARBITRATION OR ANY OTHER FORUM, AND, TO THE EXTENT CONSISTENT WITH APPLICABLE LAW, TO RECOVER ANY MONEY OR THING OF VALUE FROM ANY SUCH CLAIMS; AND (C) THE PARTIES SHALL ONLY SUBMIT THEIR OWN, INDIVIDUAL CLAIMS IN ARBITRATION, THEY WILL NOT SEEK TO REPRESENT THE INTERESTS OF ANY OTHER PERSON, AND THE ARBITRATOR SHALL HAVE NO JURISDICTION OR AUTHORITY TO DECIDE ANY CLAIMS BROUGHT ON BEHALF OF OTHER INDIVIDUALS OR ENTITIES, TO CONSOLIDATE DIFFERENT ARBITRATION PROCEEDINGS, OR TO JOIN ANY OTHER PARTY TO AN ARBITRATION BETWEEN THE COMPANY AND PARTICIPANT.

10.
Confidentiality.  Except as otherwise stated in this Arbitration Agreement, all arbitration proceedings under this Arbitration Agreement shall be private and confidential, except as prohibited by law or where disclosure is required by law or necessary to prosecute or defend against Covered Claims in arbitration or enforce an award issued by the arbitrator.  The arbitrator shall maintain the confidentiality of the arbitration to the extent applicable law and this provision permit and shall have the authority to make appropriate rulings to safeguard that confidentiality.

11.	At-Will Employment. Nothing in this Arbitration Agreement is intended to or shall modify the at-will nature of Participant’s employment at the Company.

12.
Severability and Survival.  If Section 9 of this Arbitration Agreement is deemed to be unenforceable for any reason with respect to a particular claim or part of a claim, then such claim or part of such claim shall not proceed in arbitration but rather shall be resolved in a court of competent jurisdiction.  If that occurs, then this Arbitration Agreement will still be fully enforceable as to any and all other claims and/or parts of claims, which must be resolved in arbitration on an individual basis under this Arbitration Agreement.  In such a case, all arbitrable claims and/or arbitrable parts of claims will be decided first, and any claim or part of a claim which must be decided in court shall be stayed until the full and final resolution of the arbitrable claims (and/or arbitrable parts of claims).  If any provision of this Arbitration Agreement other than Section 9 shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Arbitration Agreement shall remain in full force and effect.  The Company’s and Participant’s obligations under this Arbitration Agreement shall survive the termination of the employment relationship.

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Broadcom Inc. 2023 Inducement Plan PSU Agreement

13.
Complete Agreement.  Except as otherwise provided herein, this Arbitration Agreement contains a full and complete statement of the agreements and understandings as between the Company and Participant regarding resolution of disputes between them, and supersedes and replaces all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this Arbitration Agreement.  However, if this Arbitration Agreement is found to be invalid and/or unenforceable, either party may, at that party’s option, seek to compel arbitration under any previous arbitration agreement between the parties.

14.
Opportunity to Consult with Counsel.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT PARTICIPANT WAS AFFORDED THE OPPORTUNITY TO DISCUSS THIS ARBITRATION AGREEMENT WITH LEGAL COUNSEL AND HAS EITHER TAKEN ADVANTAGE  OF THAT OPPORTUNITY, OR VOLUNTARILY DECLINED TO DO SO.

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Broadcom Inc. 2023 Inducement Plan PSU Agreement